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                      [Kilpatrick Stockton LLP letterhead]





February 22, 1999

First Union Residential Securitization Transactions, Inc.
One First Union Center
Charlotte, North Carolina  28288-0600

                  Re: FURST Mortgage Loan Trust 1999-A, Mortgage Pass-Through Certificates, Series 1999-A

Ladies and Gentlemen:

                  We have acted as special counsel for First Union Residential Securitization Transactions, Inc. (the "Depositor"), a North Carolina corporation, in connection with the purchase of certain first lien, fixed rate mortgage loans (the "Mortgage Loans") pursuant to the Mortgage Loan Purchase Agreement, dated as of February 1, 1999 (the "Purchase Agreement") between First Union National Bank, as seller (the "Seller"), and the Depositor, and the sale by the Depositor of the Mortgage Loans to FURST Mortgage Loan Trust 1999-A (the "Trust") created by the Pooling and Servicing Agreement, dated as of February 1, 1999 (the "Pooling and Servicing Agreement") among the Seller, as seller, master servicer and trust administrator, the Depositor, and Norwest Bank Minnesota, National Association, as trustee and document custodian (the "Trustee" and the "Custodian"). In exchange for the Mortgage Loans, the Trust has issued to the Depositor the Mortgage Pass-Through Certificates, Series 1999-A, (the "Certificates"), consisting of two groups (each, "Group," and respectively, the "Group 1A Certificates" and the "Group 2A Certificates") of senior certificates and six classes of subordinate certificates designated collectively as the "Subordinate Certificates," with Certificate Rates as described in the Prospectus Supplement referred to herein. The Group 1A Certificates consist of the Class 1A, Class 1A-PO, Class 1A-WIO, Class A-R and Class A-LR Certificates. The Group 2A Certificates consist of the Class 2A Certificates (the Group 2A Certificates and the Class 1A Certificates are referred to herein as the "Senior Certificates"). The Class A-R and Class A-LR Certificates constitute residual classes of certificates with respect to REMIC elections made by the Trust Fund (the "Class A-R Certificate" and the "Class A-LR Certificate," respectively). The Class M Certificates consist of one class of Class M Certificates. The Class B Certificates consist of the Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates (collectively, the "Class B Certificates"). The Class M and Class B Certificates are referred to as the Subordinate Certificates. The Class M, Class B-1 and Class B-2 Certificates are referred to as the "Senior Subordinate Certificates." The Senior Certificates and the Senior Subordinate Certificates are referred to as "Offered Certificates." The Class B-3, Class B-4 and Class B-5 Certificates are referred to as the "Junior Subordinate Certificates." Except in limited circumstances set forth in the Prospectus Supplement, the Group 2A Certificates will correspond to


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the Pool 2 Mortgage Loans, the Group 1A Certificates will correspond to the Pool
1 Mortgage Loans and the Subordinate Certificates will correspond to both Pools.

                  The Depositor has sold the Certificates to First Union Capital Markets Corp. ("First Union Capital Markets"), and PaineWebber Incorporated ("PaineWebber") and, together with First Union Capital Markets, the "Underwriters") pursuant to the Underwriting Agreement, dated February 22, 1999 (the Underwriting Agreement") among the Depositor, the Seller and the Underwriters.

                  The Certificates represent the entire undivided beneficial interest in the assets of the Trust. The assets of the Trust will consist primarily of the Mortgage Loans. Terms not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

                  In arriving at the opinions expressed below, we have examined such documents and records as we have deem appropriate, including the following:

                  1.       Signed copies of the Underwriting Agreement.

                  2. The registration statement (No. 333-3574) of the Depositor on form S-3 on file with the Securities and exchange Commission (the "Commission"). Such registration statement on the date it was declared effective herein referred to as the "Registration Statement".

                  3. The Prospectus, dated July 24, 1998 (the "Base Prospectus"), as supplemented by the Prospectus Supplement dated February 22, 1999, relating to the Offered Certificates (the "Prospectus Supplement") (such Base Prospectus, as so supplemented by the Prospectus Supplement, the "Prospectus").

                  4.       A signed copy of the Purchase Agreement.

                  5.       A signed copy of the Pooling and Servicing Agreement.

                  6.       Specimens of the Certificates.

                  As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representations of the Depositor and of public officials and agencies.

                  Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that the statements in the Base Prospectus under the headings "SUMMARY OF TERMS--Certain Federal Income Tax Consequences" and "--ERISA Considerations," "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS," "ERISA CONSIDERATIONS" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" and the statements in the Prospectus Supplement under the headings "SUMMARY OF TERMS--Certain Federal Income Tax Consequences" and "--ERISA Considerations," "CERTAIN LEGAL ASPECTS



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OF THE MORTGAGE LOANS," "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" and "ERISA
CONSIDERATIONS," to the extent that they constitute matters of federal law or legal conclusions with respect thereto, have been reviewed by us and are correct in all material respects with respect to those consequences or aspects that are discussed.

                  In giving the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of North Carolina and the federal laws of the United States of America. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                              Sincerely yours,

                                              KILPATRICK STOCKTON LLP

                                              /s/ Kilpatrick Stockton LLP



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